Exhibit 10.25

[RR Donnelley & Sons Letterhead]

March 21, 2016

Mr. Thomas Juhase

RR Donnelley

255 Greenwich Street

New York, NY 10007

Dear Tom:

Subject to confirmation of appointment by the HR Committee of the Board of Directors, I would like to confirm that you will be named Chief Operating Officer of Donnelley Financial Solutions reporting to the CEO of Donnelley Financial Solutions.

In addition, you will receive a Retention Bonus of $420,000 that will cliff vest on October 1, 2019.  You must be here on vest date in order to receive the retention bonus.  However, if you do have a separation from service (within the meaning of Treasury Regulation § 1.409-A1(h), hereinafter a “Separation from Service”) initiated by the Company without cause, the Retention Bonus shall become fully vested and payable.

Your current employment agreement will remain in full effect.

Congratulations on becoming part of the management team for Donnelley Financial Solutions.

Sincerely,

R.R. Donnelley & Sons Company

By:	/s/ Thomas Carroll

Tom Carroll
EVP and Chief HR Officer